Filed pursuant to Rule 424(b)(3)
File No. 333-249436

PIMCO Income Strategy Fund II

Supplement dated December 10, 2021 to the

Fund’s Prospectus and Statement of Additional Information dated November 25, 2020,

each as supplemented from time to time (respectively, the “Prospectus” and the “SAI”)

The maximum applicable dividend rates payable to the Auction Market Preferred Shares are currently calculated based on London Interbank Offered Rates (“LIBOR”). On March 2, 2021, the United Kingdom’s Financial Conduct Authority announced the future cessation of various LIBOR benchmarks/tenors currently published by ICE Benchmark Administration, including the 1-week and 2-month U.S. dollar LIBOR effective after December 31, 2021, and all remaining U.S. dollar LIBOR tenors (overnight, 1-month, 3-month, 6-month and 12-month) effective after June 30, 2023. Accordingly, the Fund’s Bylaws have been amended to provide that the Maximum Applicable Rate will be calculated using the Secured Overnight Funding Rate plus spread adjustments identified by the International Swaps and Derivatives Association, Inc. which are intended to closely approximate the applicable U.S. LIBOR rates. Applicable sections of the Prospectus and SAI are hereby amended accordingly. The amended Bylaws are expected to take effect on January 4, 2022 (the first auction date that would utilize a Reference Rate published in 2022).

Investors Should Retain This Supplement for Future Reference

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